Filed with the Securities and Exchange Commission on April 19, 2023.

Registration No. 333-269828

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

(Exact name of registrant as specified in its charter)

NEW YORK

(State or other jurisdiction of incorporation or organization)

13-5570651

(I.R.S. Employer Identification No.)

1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104

(212) 554-1234

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

SHANE DALY

VICE PRESIDENT AND ASSOCIATE GENERAL COUNSEL

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY

1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104

(212) 554-1234

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon after the effective date of this Registration Statement as is practicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained herein also relates to Registration Statement No. 333-236443. Upon effectiveness, this Registration Statement, which is a new Registration Statement, will also act as a post-effective amendment to such earlier Registration Statement.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☒	(do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Escrow Shield Plus® 2.0

Prospectus dated May 1, 2023

Please read and keep this Prospectus for future reference. It contains important information that Parties to the Contract should know before any action is taken under the Contract.

What is Escrow Shield Plus® 2.0?

Escrow Shield Plus® 2.0 (the “Contract”) is a funding agreement issued by Equitable Financial Life Insurance Company (the “Company”, “we”, “our” and “us”), that offers an alternative to an escrow account. The Contract provides the ability to preserve the principal value of escrow funds while earning a competitive crediting rate. See “Definitions of key terms” later in this Prospectus for a more detailed explanation of terms associated with the Contract.

The minimum Initial Purchase Payment is generally $1,000,000. The aggregate amount of all Purchase Payments may not exceed $100,000,000. The Company may change the minimum and maximum Purchase Payments for a new Contract. The Company also may refuse to enter into a new Contract.

Purchase Payments may be allocated to up to five General Escrow Tranches and one Special Escrow Tranche within the same Contract. Generally, a minimum of $100,000 is required to establish a Tranche and no more than twenty percent (20%) of the total dollar amount of the Initial Purchase Payment may be allocated to a Special Escrow Tranche during the life of the Contract without prior approval.

The Company is contractually committed to return the principal amount of the Purchase Payments (net of any approved Claims) and any accrued interest earned on such Purchase Payments; however, a negative Market Value Adjustment may apply if the Contract is voluntarily terminated early. A Market Value Adjustment may reduce the Account Balance of the Contract, including the principal amount of any General Escrow Purchase Payments owed under the Contract. The Purchase Payments and any accrued interest are held in a “non-unitized” separate account (the “Separate Account”). The assets in the Separate Account support the Company’s contractual commitment. The Company’s general account also supports the contractual commitment, subject to the Company’s claims paying ability. The Parties should look to the financial strength of the Company for its claims paying ability.

The Initial Crediting Rate for each Tranche is an annual rate set when the Contract is issued, but each may change under the terms of the Contract. If a General Escrow Crediting Rate is greater than 0.00%, that Crediting Rate may be adjusted downward to a lower Crediting Rate or even to 0.00% under certain circumstances during the life of the Contract. If a Special Escrow Crediting Rate is greater than 0.00%, that Crediting Rate may be reset to a lower Crediting Rate or even to 0.00% each time a new Special Escrow Crediting Rate is declared. If a Crediting Rate is adjusted or reset downward to a lower Crediting Rate, less interest will accrue on those applicable Purchase Payments than if the Crediting Rate was not adjusted or reset. If a Crediting Rate is 0.00%, interest will not accrue on those applicable Purchase Payments. Likewise, if a positive Crediting Rate is adjusted or reset downward to 0.00%, interest will not continue to accrue on those applicable Purchase Payments. For more information, see “Return of principal and the Crediting Rate” later in this Prospectus.

An affiliated investment adviser registered with the Securities and Exchange Commission (“SEC”) serves as the investment manager of the Separate Account and invests the assets of the Separate Account on the Company’s behalf. No Party shares in the investment performance of the assets held in the Separate Account, and the Contract’s Account Balance is not determined based on the investment results of the Separate Account.

Equitable Distributors, LLC (“Equitable Distributors”) serves as the principal underwriter of the Contract and enters into selling agreements with registered broker-dealers to sell the Contract. The offering of the Contract is intended to be continuous.

The Contract is subject to state insurance laws and regulations in the states in which the Contract is offered and sold. The Company, in its sole discretion, will determine the states in which it will seek to offer the Contract, and the availability of the Contract in any state is subject to the applicable insurance laws of that state. It is possible that the Contract may not be approved by a state and thus may not be available in that state. The Contract is not currently offered in all states.

The Owner must be domiciled in the U.S. and have a minimum of $25 million in assets in order to be eligible to enter into the Contract. If the Owner is an Escrow Agent, both the Escrow Agent and Beneficial Owner must be domiciled in the U.S. and each have a minimum of $25 million in assets. The Company does not impose these restrictions on an Interested Party, but may refuse to enter into the Contract with an Interested Party that is not domiciled in the U.S. An Interested Party that is not domiciled in the U.S. may only receive distributions from us through a designated U.S. bank or trust account. In addition, we will only accept Purchase Payments if the source of the funds is a U.S. bank account.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense. The Contract is not insured by the Federal Deposit Insurance Corporation or any other agency. It is not a deposit or other obligation of any bank and is not bank guaranteed. It is subject to investment risks.

#429942

The Contract involves certain risks, so pay particular attention to the “Risk Factors” section in this Prospectus on page 7.

This Prospectus is a disclosure document and describes the Contract’s material features, rights and obligations, as well as other information. The description of the Contract’s material provisions in this Prospectus is current as of the date of this Prospectus. If certain material provisions under the Contract are changed after the date of this Prospectus in accordance with the Contract, those changes will be described in a supplement to this Prospectus. This Prospectus should be read carefully in conjunction with any applicable supplements. The Contract should also be read carefully.

Contents of this Prospectus

Definitions of key terms

The following is a listing of the key terms used in this Prospectus. These terms may be used throughout the Prospectus in the descriptions of the features of the Contract.

1933 Act: Securities Act of 1933.

Account Balance: The total amount of Purchase Payments, plus any accrued interest, net of any Claims.

Annual Report: The Annual Report of the Company filed with the SEC on Form 10-K.

Authorized Representative: A third-party authorized to act on behalf of the Interested Party with respect to certain of the Interested Party’s rights and responsibilities under the Contract.

Beneficial Owner: The person or entity on whose behalf an Escrow Agent purchases the Contract.

Claims: Withdrawal requests submitted against the Contract to recoup potential expenses, losses, third-party payments, purchase price adjustments and other similar withdrawals, or any withdrawal of Special Escrow Purchase Payments.

Claims Rate Adjustment: An adjustment to the Crediting Rate of all General Escrow Tranches in the Contract in the event that the aggregate amount of General Escrow Claims since any previous Claims Rate Adjustment exceeds 20% of the total General Escrow Purchase Payments less General Escrow Claims through the last Claims Rate Adjustment (or since the Effective Date if there has been no prior Claims Rate Adjustment).

Contract: The Escrow Shield Plus® 2.0 funding agreement.

Contract Duration: The period of time from the Effective Date to the Maturity Date.

Crediting Rate: An individual contract based rate that is applied to each applicable Purchase Payment and which may be different for each Tranche. The Crediting Rate may be 0.00% for any Tranche.

Effective Date: The date the Contract is funded and issued.

Escrow Agent: An entity operating as an escrow agency with all required licenses who purchases the Contract on behalf of a Beneficial Owner.

Exchange Act: The Securities Exchange Act of 1934.

Expiry Date: Expiry Date refers to the Initial Expiry Date unless the Parties have requested, and we have approved, an Extended Expiry Date, in which case Expiry Date refers to the Extended Expiry Date. Expiry Date does not include the date to which an Initial Expiry Date or Extended Expiry Date is postponed by us due to Unresolved Claims and such a postponement is not considered an extension of the Expiry Date.

Extended Expiry Date: The date to which a General Escrow Tranche’s Expiry Date is extended. The Extended Expiry Date cannot be later than the Contract’s Maturity Date.

Extended Maturity Date: The date to which the Contract’s Maturity Date is extended. The Extended Maturity Date cannot be more than five years after the Effective Date of the Contract.

FINRA: Financial Industry Regulatory Authority.

General Escrow: An escrow where the contingency is also limited by time.

General Escrow Tranche Duration: The period of time from the Effective Date to the General Escrow Tranche’s Expiry Date.

Initial Crediting Rate: Each Crediting Rate that applies to the Initial Purchase Payment allocated to one or more General Escrow Tranche or the Special Escrow Tranche. Initial Crediting Rates may be 0.00%.

Initial Expiry Date: The initial date on which a General Escrow Tranche is set to mature.

Initial Maturity Date: The initial date on which the Contract is set to mature.

Initial Purchase Payment: The Initial Purchase Payment made by the Owner under the Contract.

Interested Party: The person(s) and/or entity(ies), other than the Owner or Beneficial Owner, who may receive some or all of the Account Balance or Purchase Payments.

IRS: The Internal Revenue Service.

Market Value Adjustment: A one-way downward adjustment to the Account Balance, including the principal amount of any General Escrow Purchase Payments, that may apply if the Contract is voluntarily terminated early. Special Escrow Purchase Payments are not subject to a Market Value Adjustment.

Maturity Date: Maturity Date refers to the Initial Maturity Date unless the Parties have requested, and we have approved, an Extended Maturity Date, in which case Maturity Date refers to the Extended Maturity Date. Maturity Date does not include the date to which an Initial Maturity Date or Extended Maturity Date is postponed by us due to Unresolved Claims and such a postponement is not considered an extension of the Maturity Date.

New Money Crediting Rate: A Crediting Rate applicable to a Subsequent Purchase Payment allocated to a General Escrow tranche. The New Money Crediting Rate is declared weekly for each standard duration. The New Money Crediting Rate may be different than the Crediting Rate applied to Initial Purchase Payments allocated to General Escrow Tranches with the same General Escrow Tranche durations received on the same day.

Owner: The person or entity who purchases the Contract.

Party/Parties: If the Owner is not an Escrow Agent, the Owner and Interested Party are each a Party to the Contract and collectively, are the Parties to the Contract. If the Owner is an Escrow Agent, the Owner, Beneficial Owner and Interested Party are each a Party to the Contract and collectively, are the Parties to the Contract.

Pooled Rate Adjustment: A Crediting Rate adjustment on all General Escrow Tranches to counteract losses in the assets we hold in the Separate Account due solely to default, downgrade, or sale to avoid default due to creditworthiness. We determine in our sole discretion when to declare and the amount of any Pooled Rate Adjustment.

Purchase Payments: The Initial Purchase Payment plus any Subsequent Purchase Payments.

Quarterly Report: The Quarterly Report of the Company filed with the SEC on Form 10-Q.

Separate Account: A “non-unitized” separate account in which the Purchase Payments (and any income, gains and losses on the investment of the Purchase Payments) are held.

Short-Term Crediting Rate: A Crediting Rate applicable to a General Escrow Tranche that is either (i) the minimum Crediting Rate of 0.00% or (ii) a rate that is declared weekly for the short-term maturity point and that is higher than the minimum Crediting Rate.

Special Escrow: An escrow where the contingency is not also limited by time, although it is limited by the Contract’s Maturity Date. If Purchase Payments remain in the Special Escrow Tranche on the Contract’s Maturity Date, those Purchase Payments will be deemed to be an Unresolved Claim.

Subsequent Purchase Payment: Any Purchase Payment made after the Initial Purchase Payment.

Target Spread: A percentage that reflects the anticipated fees and expenses to be incurred and profits to be earned by us and other service providers in connection with the services to be provided under the Contract that is used as an input to determine each Initial Crediting Rate(s) for each Contract.

Target Yield: The available market yield at each respective standard duration.

Tranche: One of up to five allocation options for General Escrow Purchase Payments and one allocation option for Special Escrow Purchase Payments within a Contract.

Unresolved Claim: Any Claim that has not been approved as of the Contract’s Maturity Date or a General Escrow Tranche’s Expiry Date. Any amount in the Special Escrow Tranche on the Contract’s Maturity Date will be deemed to be an Unresolved Claim.

Written Instructions: Instructions provided in writing by one or more Parties depending upon who purchases the Contract. If the Owner is not an Escrow Agent, Written Instructions must be provided by (i) both the Owner and the Interested Party or (ii) authorized individuals or entities of both the Owner and the Interested Party (or the Interested Party’s Authorized Representative). If the Owner is an Escrow Agent, Written Instructions must be provided only by the Escrow Agent. No Beneficial Owner or Interested Party has any right or ability to provide Written Instructions if the Contract is purchased by an Escrow Agent. Written Instructions can include instructions to pay a particular Party or account as set forth in the Contract unless superseded by later Written Instructions.

Written Notice: A notice provided in writing by one or more Parties depending upon who purchases the Contract. If the Owner is not an Escrow Agent, Written Notice must be provided by (i) both the Owner and Interested Party, (ii) authorized individuals or entities of both the Owner and the Interested Party (or the Interested Party’s Authorized Representative) or (iii) an arbitrator or court of competent jurisdiction. If the Owner is an Escrow Agent, Written Notice must be provided by either (i) the Escrow Agent or (ii) an arbitrator or court of competent jurisdiction. No Beneficial Owner or Interested Party has any right or ability to provide Written Notice if the Contract is purchased by an Escrow Agent.

Written Request: A request provided in writing by one or more Parties depending upon who purchases the Contract. If the Owner is not an Escrow Agent, a Written Request must be provided by (i) both the Owner and Interested Party, (ii) authorized individuals or entities of both the Owner and the Interested Party (or the Interested Party’s Authorized Representative) or (iii) an arbitrator or court of competent jurisdiction. If the Owner is an Escrow Agent, a Written Request must be provided by either (i) the Escrow Agent or (ii) an arbitrator or court of competent jurisdiction. No Beneficial Owner or Interested Party has any right or ability to provide a Written Request if the Contract is purchased by an Escrow Agent.

1. Contract at a glance — key features

This section provides a summary of the Contract. This summary is intended to provide a basic overview of the Contract’s key features. To fully understand the Contract, you should read the entire Prospectus, including the section entitled Risk factors, and the Contract.

The Contract

The Contract is a funding agreement issued by us that offers an alternative to an escrow account. The Contract may be purchased by depositing with us an Initial Purchase Payment allocated to at least one General Escrow Tranche and up to five General Escrow Tranches and a Special Escrow Tranche. The Contract provides the ability to preserve the principal value of escrow payments while earning a competitive Crediting Rate. The minimum Initial Purchase Payment is generally $1,000,000. The aggregate amount of the Initial Purchase Payment, plus any additional Subsequent Purchase Payments cannot exceed $100,000,000. We may change the minimum and maximum Purchase Payments for a new Contract. We also may refuse to enter into a new Contract. We reserve the right to reject any Purchase Payment.

Purchase Payments must be allocated into at least one General Escrow Tranche and can be allocated into a maximum of five General Escrow Tranches with different Expiry Dates and one Special Escrow Tranche within the same Contract. Generally, the minimum amount that may be allocated to any Tranche is $100,000. The maximum dollar amount that may be allocated to a Special Escrow Tranche is equal to twenty percent (20%) of the total Initial Purchase Payment without prior approval.

The Purchase Payments and any accrued interest are held in the Separate Account. The assets in the Separate Account support our contractual commitment. Our general account also supports the contractual commitment, subject to our claims paying ability. No Party shares in the investment performance of the assets held in the Separate Account, and the Account Balance is not determined based on the investment results of the Separate Account. See “Contracts features” later in this Prospectus for additional information.

The Contract is offered by the Company. Our principal place of business is 1290 Avenue of the Americas, New York, NY 10104.

Risks

Investing in the Contract involves certain risks. See “Risk factors” later in this Prospectus for additional information.

Return of principal and the crediting rate

We are contractually committed to return the principal amount of the Purchase Payments (net of any approved

Claims) and any accrued interest earned on such Purchase Payments; however, a negative Market Value Adjustment may apply if the Contract is voluntarily terminated early. A Market Value Adjustment may reduce the Account Balance of the Contract, including the principal amount of any General Escrow Purchase Payments, under the Contract. Each Crediting Rate is an individual contract based rate that is applied to each applicable Purchase Payment, as described in “Return of principal and the crediting rate” later in this Prospectus. Any accrued interest earned on each Purchase Payment is simple interest credited at a daily rate equivalent to the applicable Crediting Rate. The Crediting Rate for the Special Escrow Tranche resets quarterly (although we reserve the right to reset that Crediting Rate monthly) and the newly declared Crediting Rate applies to all Special Escrow Purchase Payments in the Contract. We expect to earn more than the applicable Crediting Rate on each Purchase Payment. We expect to use those additional earnings to cover fees and expenses and provide a profit in connection with the services provided by us and other service providers under the Contract.

The Market Value Adjustment

A negative Market Value Adjustment may apply if the Contract is voluntarily terminated early. The Market Value Adjustment may reduce the Account Balance of the Contract, including the principal amount of any General Escrow Purchase Payments, available to be distributed. See “Early termination and the Market Value Adjustment” later in this Prospectus for additional information.

Distribution of the Contract and other arrangements

The Owner must be domiciled in the U.S. and have a minimum of $25 million in assets in order to be eligible to enter into the Contract. Both the Escrow Agent and Beneficial Owner must be domiciled in the U.S. and each have a minimum of $25 million in assets if the Contract is going to be purchased by an Escrow Agent. We do not impose these restrictions on an Interested Party, but may refuse to enter into the Contract with an Interested Party that is not domiciled in the U.S. An Interested Party that is not domiciled in the U.S. may only receive distributions from us through a designated U.S. bank or trust account.

Equitable Distributors serves as the principal underwriter of the Contract and enters into selling agreements with registered broker-dealers to sell the Contract. Equitable Distributors pays these broker-dealers an asset-based fee for selling the Contract. The offering of the Contract is intended to be continuous. See “Distribution of the Contract” later in this Prospectus for additional information.

2. Risk factors

This section discusses the risks associated with some features of the Contract. See “Contract features” later in this Prospectus for more detailed explanations about the terms associated with the Contract.

•	Limitation on Withdrawals. No Party can withdraw any amount of the Account Balance pursuant to the terms of the Contract. Notwithstanding, a portion of the Account Balance may be withdrawn in connection with an approved Claim. This means that no Party will receive any General Escrow Purchase Payments until each applicable Expiry Date and will not receive any Special Escrow Purchase Payments until five years from the Contract’s Effective Date, or any accrued interest until the Contract’s Maturity Date, except in the limited circumstances described herein.

•	Voluntary Early Termination of the Contract. The appropriate Party or Parties can request to terminate the Contract early.

•	Application of Market Value Adjustment. If we grant a Written Request to terminate the Contract early, the remaining Account Balance, including the principal amount of any remaining General Escrow Purchase Payments, may be reduced due to a negative Market Value Adjustment. Accordingly, the Owner and/or Interested Party may be owed less than the principal amount of the Purchase Payments.

•	Denial of Request to Terminate the Contract Early. We reserve the right to deny a request to terminate the Contract early. This means that the Contract may mature on the Maturity Date, regardless of unforeseen circumstances or any agreement between the Parties. If we deny the request, the Parties will be subject to the risks disclosed herein until the Contract’s Maturity Date, including the risk that we will adjust the Crediting Rate due to either a Claims Rate Adjustment or a Pooled Rate Adjustment.

•	Crediting Rate Adjustments. Under certain circumstances, there may be a downward adjustment made to a Crediting Rate. Therefore, any such adjustment to a positive Crediting Rate will decrease the amount of interest earned on those Purchase Payments, resulting in an Account Balance that is less than it would have been had that positive Crediting Rate not been adjusted downward. Crediting Rate adjustments may be made throughout the life of the Contract consistent with the terms of the Contract. Any interest earned prior to a Crediting Rate adjustment will not be forfeited or reduced based solely on the adjustment.

•	Subsequent Purchase Payments. A positive Crediting Rate may be adjusted downward upon the receipt of a
Subsequent Purchase Payment, which will reduce the amount of interest, if any, that accrues.

•	Claims Rate Adjustment. Claims may reduce the Crediting Rate of all General Escrow Tranches. A Claims Rate Adjustment could reduce a positive Crediting Rate to 0.00%. If a positive Crediting Rate is adjusted downward, it will reduce the amount of interest, if any, that accrues, resulting in an Account Balance that is less than it would have been had that positive Crediting Rate not been adjusted downward.

•	Pooled Rate Adjustment. We reserve the right to declare, in our sole discretion, a Pooled Rate Adjustment to counteract losses in the assets we hold in the Separate Account due solely to default, downgrade, or sale to avoid default due to creditworthiness. A Pooled Rate Adjustment may reduce the Crediting Rate of all General Escrow Tranches. A Pooled Rate Adjustment could reduce all positive General Escrow Crediting Rates to 0.00%. If a positive Crediting Rate is adjusted downward, it will reduce the amount of interest, if any, that accrues, resulting in an Account Balance that is less than it would have been had that positive General Escrow Crediting Rate not been adjusted downward.

•	Extended Maturity Date. Upon the Contract extending its Maturity Date, any positive Crediting Rate may be adjusted to the lesser of the current Crediting Rate or the Short-Term Crediting Rate. An Extended Maturity Date could reduce a positive Crediting Rate to 0.00%. If a positive Crediting Rate is adjusted downward, it will reduce the amount of interest, if any, that accrues, resulting in an Account Balance that is less than it would have been had that positive Crediting Rate not been adjusted downward.

•	Special Escrow Crediting Rate downward reset. The Crediting Rate for the Special Escrow Tranche is reset on a quarterly basis (although we reserve the right to declare a new rate on a monthly basis). All Special Escrow Purchase Payments remaining in the Contract will be credited at the newly declared Crediting Rate. Each time the Special Escrow Crediting Rate is reset, a positive Special Escrow Crediting Rate could be reduced to 0.00%. Since the Special Escrow Crediting Rate periodically resets, the amount of interest that accrues may be less than it would have been if we had maintained the initial Crediting Rate for the life of that Special Escrow Tranche.

•	Denial of Request to Extend the Contract Maturity Date. We reserve the right to deny a request to extend the Maturity Date of the Contract. This means that the Contract may mature on the Initial Maturity Date, regardless of unforeseen circumstances or any agreement between the Parties. If we deny a request to extend the Maturity Date, the principal amount of the Purchase Payments will not continue to accrue interest after the Maturity Date and the Account Balance may be less than the amount that the Account Balance would have been had we granted the request.

•	Unresolved Claim. If there is an Unresolved Claim pending against a General Escrow Tranche on its Expiry Date and the Contract has not yet reached its Maturity Date, we will only distribute the portion of the Account Balance attributable to that General Escrow Tranche’s Purchase Payments less any amount that is attributable to the Unresolved Claim at such time. If there is an Unresolved Claim pending on the Contract’s Maturity Date, we will only distribute the portion of the Account Balance that is not attributed to the Unresolved Claim. Accordingly, less than the full Account Balance will be distributed at such time. If an amount remains in the Special Escrow Tranche on the Contract’s Maturity Date, that amount will be deemed to be an Unresolved Claim.

•	Claims Approval and Written Instructions regarding payments when the Contract is purchased by an Escrow Agent. If the Contract is purchased by an Escrow Agent, the Escrow Agent alone submits and approves all Claims and provides all instructions with respect to the distribution of the Account Balance and Purchase Payments. The Beneficial Owner and Interested Party do not have any right or ability to submit or approve Claims nor provide Written Instructions if the Contract is purchased by an Escrow Agent. This means that the Interested Party does not have the right or ability to reject a Claim or prevent the Account Balance or Purchase Payments from being paid to the Beneficial Owner. Conversely, the Beneficial Owner cannot guarantee that Claims will be submitted or prevent the Account Balance or Purchase Payments from being paid to the Interested Party.

•	20% Special Escrow Limitation. The aggregate Purchase Payments allocated to the Special Escrow Tranche cannot exceed 20% of the Contract’s total Initial Purchase Payment, without our prior approval. As a result, you may not be able to allocate as much to the Special Escrow Tranche as you desire.

•	Creditworthiness of the Company. We are contractually committed to return the principal amount of the Purchase Payments (net of any approved Claims) and any accrued interest on such Purchase Payments pursuant to the terms of the Contract. Our contractual commitment is supported by our general account and is subject to our claims paying ability. No company other than us has any legal responsibility to pay amounts that we owe under the Contract. The Parties should look to our financial strength and claim-paying ability in choosing to purchase the Contract. In the event we are found by a court to be insolvent, and there are no assets remaining in the Separate Account, each Party could lose any unpaid portion of the Account Balance.

•	No Right to Investment Experience of the Separate Account. We have exclusive and absolute ownership and control of the assets of the Separate Account. No Party has a right to any investment returns of the Separate Account even if those returns exceed any applicable Crediting Rate. However, we reserve the right to declare, in our sole discretion, a Pooled Rate Adjustment to each General Escrow Crediting Rate to counteract losses in the assets we hold in the Separate Account due solely to default, downgrade, or sale to avoid default due to creditworthiness.

•	Contract Availability. The Contract is not available for purchase in every state. Accordingly, the Contract may not be available for purchase by every potential Owner.

•	Tranche Availability. Every Tranche may not always be available. Accordingly, you may not be able to allocate Purchase Payments to a General Escrow Tranche with the exact duration you desire nor to a Special Escrow Tranche. New Tranches cannot be added after the Effective Date.

COVID-19

The COVID-19 pandemic has negatively impacted the U.S. and global economies. A wide variety of factors continue to impact financial and economic conditions, including, among others, volatility in the financial markets, rising inflation rates, supply chain disruptions, continued low interest rates and changes in fiscal or monetary policy. Efforts to prevent the spread of COVID-19 have affected our business directly in a number of ways, including through the temporary closures of many businesses and schools and the institution of social distancing requirements in many states and local communities. Businesses or schools that have reopened have restricted or limited access for the foreseeable future and may do so on a permanent or episodic basis. As a result, our ability to sell products through our regular channels and the demand for our products and services has been significantly impacted. While we have implemented risk management and contingency plans with respect to the COVID-19 pandemic, such measures may not adequately protect our business from the full impacts of the pandemic. Currently, most of our employees and advisors are continuing to work remotely. Extended periods of remote work arrangements could introduce additional operational risk including, but not limited to, cybersecurity risks, and impair our ability to effectively manage our business. We also outsource a variety of functions to third parties whose business continuity strategies are largely outside our control. Economic uncertainty resulting from the COVID-19 pandemic may have an adverse effect on product sales and result in existing policyholders withdrawing at greater rates. COVID -19 could have an adverse effect on our insurance business due to increased mortality and morbidity rates. The cost of reinsurance to us for these policies could increase, and we may encounter decreased availability of such reinsurance. If policyholder lapse and surrender rates or premium waivers significantly exceed our expectations, we may need to change our assumptions, models or reserves.

Our investment portfolio has been, and may continue to be, adversely affected by the COVID-19 pandemic. Our investments in mortgages and commercial mortgage-backed securities have been, and could continue to be, negatively affected by delays or failures of borrowers to make payments of principal and interest when due. In some jurisdictions, local governments have imposed delays or moratoriums on many forms of enforcement actions. Furthermore, declines in equity markets and interest rates, reduced liquidity or a continued slowdown in the U.S. or in global economic conditions may also adversely affect the values and cash flows of investments. Market volatility also caused significant increases in credit spreads, and any continued volatility may increase our borrowing costs and decrease product fee income. Further, severe market volatility may leave us unable to react to market events in a prudent manner consistent with our historical investment practices.

The extent of the COVID-19 pandemic’s impact on us will depend on future developments that are still highly uncertain, including the severity and duration of the pandemic, actions taken by governments and other third parties in response to the pandemic and the availability and efficacy of vaccines against COVID-19 and its variants.

Cybersecurity risks and catastrophic events

We rely heavily on interconnected computer systems and digital data to conduct our variable product business. Because our variable product business is highly dependent upon the effective operation of our computer systems and those of our business partners, our business is vulnerable to disruptions from utility outages, and susceptible to operational and information security risks resulting from information systems failure (e.g., hardware and software malfunctions), and cyberattacks. These risks include, among other things, the theft, misuse, corruption and destruction of data maintained online or digitally, interference with or denial of service, attacks on websites and other operational disruption and unauthorized use or abuse of confidential customer information. Systems failures and cyberattacks, as well as, any other catastrophic event, including natural and manmade disasters, public health emergencies, pandemic diseases, terrorist attacks, floods or severe storms affecting us, any third-party administrator, the underlying funds, intermediaries and other affiliated or third-party service providers may adversely affect us, our business operations and your account value. Systems failures and cyberattacks may also interfere with our processing of contract transactions, including the processing of orders from our website or with the underlying funds, impact our ability to calculate account values, cause the release and possible destruction of confidential customer or business information, impede order processing, subject us and/or our service providers and intermediaries to regulatory fines and financial losses and/or cause reputational damage. In addition, the occurrence of any pandemic disease (like COVID-19), natural disaster, terrorist attack or any other event that results in our workforce, and/or employees of service providers and/or third-party administrators, being compromised and unable or unwilling to fully perform their responsibilities, could likewise result in interruptions in our service, including our ability to issue contracts and process contract transactions. Even when our workforce and employees of our service providers and/or third-party administrators can work remotely, those remote work arrangements could result in our business operations being less efficient than under normal circumstances and lead to delays in our issuing contracts and processing of other contract-related transactions, as well as possibly being more susceptible to cyberattacks. Cybersecurity risks and catastrophic events may also impact the issuers of securities in which the underlying funds invest, which may cause the funds underlying your contract to lose value. While there can be no assurance that we or the underlying funds or our service providers will avoid losses affecting your contract due to cyberattacks, information security breaches or other catastrophic events in the future, we take reasonable steps to mitigate these risks and secure our systems and business operations from such failures, attacks and events.

3. Contract features

Purchase Payments

The minimum Initial Purchase Payment is generally $1,000,000. Maximum Purchase Payment limitations also apply, as described below. We reserve the right to change the amount of minimum and maximum Purchase Payments for new Contracts. We also reserve the right to reject any Initial Purchase Payment.

Any Purchase Payment made after the Initial Purchase Payment is considered a Subsequent Purchase Payment. We do not generally require a minimum amount for a Subsequent Purchase Payment. We reserve the right to refuse any Subsequent Purchase Payment. We do not accept Subsequent Purchase Payments once the Contract passes its Maturity Date.

All Purchase Payments must come from a U.S. bank account in the name of the Owner or Beneficial Owner.

Allocating Purchase Payments

The Initial Purchase Payment will be allocated according to the Owner’s instructions. The Initial Purchase Payment must be allocated into at least one General Escrow Tranche and may be allocated into up to five General Escrow Tranches and one Special Escrow Tranche. The instructions must specify the Expiry Date for each General Escrow Tranche. If a portion of the Initial Purchase Payment is allocated to a Special Escrow Tranche, that allocation cannot exceed twenty percent (20%) of the total Initial Purchase Payment without our prior approval. The minimum amount that may be allocated to any Tranche without our prior approval is $100,000.

Subsequent Purchase Payments can only be allocated to existing Tranches. Any Subsequent Purchase Payment into a Contract with more than one Tranche must be submitted with its own allocation instructions. Any such Subsequent Purchase Payment without allocation instructions will be rejected.

If some or all of a Subsequent Purchase Payment is allocated to a Special Escrow Tranche, that additional Special Escrow Purchase Payment when added to the dollar amount of all previous Special Escrow Purchase Payments cannot exceed twenty percent (20%) of the total Initial Purchase Payment without our prior approval.

Any Subsequent Purchase Payment may negatively impact the applicable Crediting Rate for the General Escrow Tranche into which it is allocated. See “Crediting Rate adjustments” in “Return of principal and the Crediting Rate.”

Claims against the Contract

The Owner may submit Claims against the Contract. If the Owner is not an Escrow Agent, each Claim must be approved by (i) both the Owner and Interested Party (or the

Interested Party’s Authorized Representative) or (ii) an arbitrator or court of competent jurisdiction. If the Owner is an Escrow Agent, each Claim must only be approved by (i) the Escrow Agent or (ii) an arbitrator or court of competent jurisdiction. The Interested Party does not have the right or ability to withhold approval or otherwise reject a Claim if the Contract is purchased by an Escrow Agent. Once we receive proper, Written Notice that a Claim has been approved and Written Instructions regarding whom to distribute the Claim proceeds to, we will arrange to have the appropriate amount withdrawn from the applicable Tranche and distributed.

There is no minimum Claim amount. A General Escrow Claim is deducted on a dollar-for-dollar basis from the principal amount of the Purchase Payments in the shortest-duration General Escrow Tranche. To the extent there are not sufficient Purchase Payments in the shortest-duration General Escrow Tranche, the General Escrow Claim will then also be deducted from the next shortest-duration General Escrow Tranche and so on until the General Escrow Claim is satisfied or all General Escrow Purchase Payments are reduced to zero. If all General Escrow Purchase Payments are reduced to zero before the Claim is satisfied, the appropriate Party or Parties may provide Written Instructions directing us to use Special Escrow Purchase Payments, if any, to attempt to satisfy the Claim. Absent such Written Instructions, the remainder of the Claim will remain unpaid. Special Escrow Claims are deducted on a dollar-for-dollar basis from the principal amount of the Special Escrow Purchase Payments. If all Special Escrow Purchase Payments are reduced to zero before the Claim is satisfied, the appropriate Party or Parties may provide Written Instructions directing us to use General Escrow Purchase Payments, if any, to attempt to satisfy the Claim. Absent such Written Instructions, the remainder of the Claim will remain unpaid. At any time before five years from the Contract’s Effective Date, Special Escrow Purchase Payments may only be distributed via an approved Claim.

If a Claim reduces all of the Purchase Payments to zero, any accrued interest will be distributed as directed by Written Instructions and the Contract will terminate. If a Claim reduces the total Account Balance to zero, the Contract will terminate. Subsequent Purchase Payments are generally allowed after a Claim is processed as long as the Contract has not been terminated.

As detailed in “Return of principal and the crediting rate” later in this Prospectus, each General Escrow Crediting Rate may be adjusted in the event that the aggregate amount of Claims since any previous Claims Rate Adjustment exceeds 20% of the total General Escrow Purchase Payments less General Escrow Claims through the last Claims Rate Adjustment (or since the Effective Date if there has been no prior Claims Rate Adjustment).

Maturity of the Tranches and Contract

Maturity of General Escrow Tranches. The Owner designates the date on which each General Escrow Tranche is scheduled to mature. Each General Escrow Tranche will mature on its Expiry Date and thereafter, the Purchase Payments attributable to that General Escrow Tranche (less any Unresolved Claims attributable to that General Escrow Tranche) will be distributed as directed by Written Instructions. Accrued interest, if any, attributable to a matured General Escrow Tranche will be distributed at the Contract’s Maturity Date as directed by Written Instructions.

The Expiry Date for a General Escrow Tranche can generally be extended by sending a Written Request to us at least 30 days prior to the applicable General Escrow Tranche’s Expiry Date. The Written Request must disclose the reason(s) for the extension and specify the Extended Expiry Date for that General Escrow Tranche, which cannot be later than the Maturity Date. If a Written Request is not received at least 30 days prior to the Expiry Date, the General Escrow Tranche will mature on the current Expiry Date to the extent there are no Unresolved Claims. We reserve the right to deny any Expiry Date extension request.

If we approve a Written Request to extend the Expiry Date, that General Escrow Tranche will not mature until the Extended Expiry Date and thereafter, the Purchase Payments attributable to that General Escrow Tranche will be distributed as directed by Written Instructions. The Crediting Rate for any General Escrow Tranche that receives an Extended Expiry Date will be adjusted to the lesser of the current applicable Crediting Rate or the Short-Term Crediting Rate; however, we reserve the right to reduce any positive Crediting Rate thereafter to 0.00% at any time. General Escrow Claims may be submitted through the Extended Expiry Date. Thereafter, the Purchase Payments attributable to that General Escrow Tranche (less any Unresolved Claims) will be distributed as directed by Written Instructions.

To the extent there are Unresolved Claims pending against a General Escrow Tranche on its Expiry Date, we will withhold and not distribute the aggregate amount of such Unresolved Claims. We will instead only distribute the portion of the applicable Purchase Payments that are not attributed to the Unresolved Claims. The applicable Crediting Rate(s) applied to the withheld principal amount will be initially adjusted to the lesser of the (i) current applicable Crediting Rate or (ii) Short-Term Crediting Rate; however, we reserve the right to reduce any positive Crediting Rate thereafter to 0.00% at any time. We will not accept any Subsequent Purchase Payments allocated to a General Escrow Tranche after its Expiry Date has been postponed by us due to Unresolved Claims.

Maturity of the Special Escrow Tranche. The Special Escrow Tranche does not mature. Prior to the Contract’s Maturity Date, Special Escrow Purchase Payments are only distributed pursuant to an approved Claim. To the extent any Purchase Payments remain in the Special Escrow Tranche on the Contract’s Maturity Date, such Purchase Payments will be deemed to be Unresolved Claims and shall be handled accordingly. See “Maturity of the Contract” for more information about Unresolved Claims on the Contract’s Maturity Date.

Maturity of the Contract. The Initial Maturity Date is generally the latest Expiry Date. The Contract will mature on its Maturity Date and thereafter, the Account Balance (less any Unresolved Claims) will be distributed as directed by Written Instructions.

The appropriate Party or Parties can send a Written Request to us at least 30 days prior to the Maturity Date, to extend the Maturity Date. The Written Request must disclose the reason(s) for the maturity extension and the Extended Maturity Date, which cannot be more than five years after the Effective Date of the Contract. If a Written Request to Extend the Maturity Date is not received at least 30 days prior to the Maturity Date, the Contract will mature on the current Maturity Date to the extent there are no Unresolved Claims. We reserve the right to deny a Maturity Date extension request.

If we approve a request to extend the Maturity Date, the Contract will not mature until the Extended Maturity Date and thereafter, the Account Balance will be distributed as directed by Written Instructions. The Expiry Date for an existing General Escrow Tranche that is the same as the Contract’s Maturity Date will also be automatically extended to the Extended Maturity Date. The Crediting Rate for such a General Escrow Tranche will be adjusted to the lesser of the current applicable Crediting Rate or the Short-Term Crediting Rate; however, we reserve the right to reduce any positive Crediting Rate thereafter to 0.00% at any time. Claims against the Contract may be submitted through the Extended Maturity Date. Thereafter, the Account Balance (less any Unresolved Claims) will be distributed as directed by Written Instructions. The Contract will automatically terminate five years after its Effective Date and, to the extent there are no Unresolved Claims, we will distribute the Account Balance under the Contract as if the Contract had reached its Maturity Date.

To the extent that there are Unresolved Claims pending against the Contract on the Maturity Date, we will withhold and not distribute the aggregate amount of such Unresolved Claims. We will instead only distribute the portion of the Account Balance that is not attributed to the Unresolved Claims. The applicable Crediting Rate(s) applied to the withheld principal amount will be initially adjusted to the lesser of the (i) current applicable Crediting Rate(s) or (ii) Short-Term Crediting Rate; however, we reserve the right to reduce any positive Crediting Rate thereafter to 0.00% at any time. The Maturity Date will then be postponed by us for six-months and will continue to be postponed in six-month intervals until either (i) the Unresolved Claims have been approved or (ii) the Contract reaches its five-year maximum maturity. We will not accept any Subsequent Purchase Payments after a Contract’s Maturity Date has been postponed by us due to Unresolved Claims. In the event there remain Unresolved Claims five years after the Contract’s Effective Date, the remaining Account Balance will be distributed as directed by Written Instructions.

Early termination and the Market Value Adjustment

The Contract will involuntarily terminate prior to its Maturity Date if a Claim reduces the Account Balance to zero. The

Contract will voluntarily terminate prior to its Maturity Date if we receive and grant a Written Request to terminate the Contract prior to its Maturity Date. A Market Value Adjustment may apply if we grant a Written Request to voluntarily terminate the Contract early, as described below.

Market Value Adjustment for Voluntary Early Termination

If we grant a Written Request to terminate the Contract early, the remaining Account Balance, including the principal amount of any General Escrow Purchase Payments, may be reduced due to a negative Market Value Adjustment. A description of how we calculate the Market Value Adjustment, including a hypothetical example, is provided in Appendix B to this Prospectus.

We reserve the right to deny a request to terminate the Contract early. This means that the Contract may mature on the Maturity Date, regardless of unforeseen circumstances or any agreement between the Parties. We expect to exercise such a right in limited circumstances, such as when we determine that a Market Value Adjustment may not be sufficient to offset an adverse impact to the Separate Account portfolio in light of the size of the Account Balance that would be paid upon the early termination of the Contract.

Eligible Parties

The Contract is available to Owners, Beneficial Owners and Interested Parties that are corporations (including limited liability companies), joint-stock companies, trusts, business partnerships, business joint ventures and, with respect to Interested Parties, sole proprietorships.

The Owner must be domiciled in the U.S. U.S. domiciled subsidiaries of foreign institutions and entities domiciled in U.S. territories are considered U.S.-based for this purpose. Unincorporated institutions that have a partner who is not a permanent U.S. legal resident are treated as foreign institutions. The Interested Party does not need to be domiciled in the U.S., but we may refuse to enter into the Contract with such an Interested Party. An Interested Party that is not domiciled in the U.S. may only receive distributions from us through a designated U.S. Bank or trust account approved by us.

The Owner must have a minimum of $25 million in assets in order to be eligible to enter into the Contract. We do not impose a minimum asset size on the Interested Party.

If the Owner is an Escrow Agent, then both the Escrow Agent and Beneficial Owner must be domiciled in the U.S. and each have a minimum of $25 million in assets.

We reserve the right to revise these restrictions.

The Separate Account

We hold the Purchase Payments and any accrued interest in a “non-unitized” separate account. We have exclusive and absolute ownership and control of the assets of the Separate Account, as well as any favorable investment performance on the Purchase Payments. The obligations under the Contract are independent of the investment performance of the Separate

Account. No Party shares in the investment performance of the assets held in the Separate Account, and the Account Balance is not determined based on the investment results of the Separate Account.

Purchase Payments must be transferred via wire transfer to a bank account of our general account. After the Purchase Payments have been credited to such bank account, we will transfer the amount of the Purchase Payments to the Separate Account. We guarantee that the assets in the Separate Account, together with the assets held in the Company’s general account that support our contractual commitment, will at least equal our liabilities under the Contracts. The assets in the Separate Account are held separate from other assets and are not part of our general account. This means that the assets in the Separate Account will not be chargeable with liabilities arising out of any of our other business. All gains and losses, whether or not realized from Purchase Payments, will be credited to or charged against the Separate Account without regard to any of our other income, gains, or losses. In the event that we are found by a court to be insolvent, the Owner and Interested Party will have: (1) a claim against the assets of the Separate Account, which is segregated from the Company’s other assets and insulated from the claims that other creditors may have against the Company, and (2) a claim against the assets of the Company’s general account (which is not insulated) with respect to any contractual commitment which is not satisfied by the assets of the Separate Account.

We are obligated to pay all amounts owed under the Contract from the general account. We may transfer assets from the Separate Account to the general account in order to pay certain Contract obligations. We will not transfer from the Separate Account to our general account any assets that exceed the reserves and Contract liabilities until we have satisfied all of our Contract obligations, unless otherwise authorized or required by law.

An affiliated investment adviser registered with the Securities and Exchange Commission serves as the investment manager of the Separate Account pursuant to an investment management agreement with us. The investment manager invests the assets of the Separate Account as directed by us. Under normal circumstances, we expect to invest the assets of the Separate Account in various investment-grade, fixed-income securities (or unrated securities determined to be of comparable quality by the investment manager) including, but not limited to, corporate bonds, asset-backed securities, mortgage backed securities and government/sovereign debt securities. Investment-grade securities are securities that are rated within one of the four highest rating categories by a nationally recognized statistical rating organization and include, for example, securities rated Baa or higher by Moody’s Investors Service, Inc. and BBB or higher by Standard & Poor’s Ratings Services. The investment of the assets in the Separate Account is for our benefit and we bear the risks related to any investment of the assets in the Separate Account.

4. Return of principal and the Crediting Rate

The contractual commitment

We are contractually committed to return the principal amount of the Purchase Payments (net of any approved Claims), plus any accrued interest earned on such Purchase Payments, however, a negative Market Value Adjustment may apply if the Contract is voluntarily terminated early. The rate of interest earned, if any, on the Purchase Payments is determined by calculating a Crediting Rate or Crediting Rates if there is more than one Tranche, as described later in this Prospectus. Any accrued interest earned on the Purchase Payments is simple interest credited at a daily rate equivalent to the applicable Crediting Rate. We expect to earn more than the Crediting Rate on the Purchase Payments. We expect to use those additional earnings to cover fees and expenses and provide a profit in connection with the services provided by us and other service providers under the Contract.

The contractual commitment is borne exclusively by us and is our legal obligation. The contractual commitment is supported by our general account and is subject to our financial strength and claims paying ability. Assets in the general account are not segregated for the exclusive benefit of any particular Contract or obligation. General account assets are also available to our general creditors and the conduct of our routine business activities, such as the payment of salaries, rent and other ordinary business expenses.

The general account is subject to regulation and supervision by the Insurance Department of the State of New York and to the insurance laws and regulations of all jurisdictions where we are authorized to do business. The general account is not required to register as an investment company under the Investment Company Act of 1940, as amended.

As a “reporting” company with the SEC, we are subject to ongoing requirements to periodically file financial statements and other information about our business with the SEC, pursuant to the Exchange Act. This information is generally available to the public from the SEC (and, in many cases, from other sources). See “Incorporation of certain documents by reference” later in this Prospectus. Notwithstanding our compliance with reporting requirements, the SEC does not regulate our financial condition or regulate or pass upon the terms of the Contract.

For more information about our financial strength, the Parties may review our financial statements and/or check our current rating with one or more of the independent sources that rate insurance companies for their financial strength and stability. Such ratings are subject to change. The Parties may also speak with their financial representative.

The Crediting Rate

We calculate and apply an Initial Crediting Rate to the Initial Purchase Payment for each General Escrow Tranche and Special Escrow Tranche we receive. Each Initial Crediting Rate will be set forth in the Contract and will not be less than 0.00%, per annum. Each Initial Crediting Rate is determined by us in our sole discretion.

For General Escrows. We determine the crediting rate for five different standard maturity points on a weekly basis. For any maturity that does not correspond to the five standard maturities, the weekly crediting rate will be based on the maturity point with the next shortest duration. Thus, the five standard maturity points determine five standard durations, e.g., short-term (0-8 months), 9-11 months, 12-17 months, 18-23 months and 24-60 months. The Initial Crediting Rate for each General Escrow Tranche will generally correspond to the weekly rate for the applicable standard duration. Each Initial Crediting Rate for a General Escrow Tranche is determined by us in our sole discretion. For more information on maturity points, standard durations and General Escrow Crediting Rates, see Appendix A to this Prospectus. We reserve the right to suspend new business for any standard duration in the event the weekly crediting rate would not be equal to or greater than 0.00%. The Initial Crediting Rate may be different than the New Money Crediting Rate applicable to Subsequent Purchase Payments for the same standard duration.

For Special Escrows. The Initial Crediting Rate for the Special Escrow Tranche is the currently declared Special Escrow Crediting Rate. The Crediting Rate for the Special Escrow Tranche is determined by us in our sole discretion. The Special Escrow Crediting Rate is currently declared quarterly, although we reserve the right to declare a new Special Escrow Crediting Rate each month. When the next Special Escrow Crediting Rate is declared, the Crediting Rate for all Special Escrow Purchase Payments remaining in the Contract will be reset to the newly declared Special Escrow Crediting Rate which may be lower than the previous Special Escrow Crediting Rate and could be 0.00%.

Option to elect a 0.00% Crediting Rate

The Owner may elect to have a 0.00% Crediting Rate for all Tranches in the Contract. This election must be made at the time the Contract is purchased. Once the 0.00% Crediting Rate is elected, it is irrevocable and will also apply to any Subsequent Purchase Payments. No interest will accrue on any Purchase Payments if the 0.00% Crediting Rate is elected.

Crediting Rate adjustments

A positive Crediting Rate can be adjusted downward due to:

•	Subsequent Purchase Payment(s);

•	A Claims Rate Adjustment;

•	A Pooled Rate Adjustment; or

•	An Extended Maturity Date.

An adjusted Crediting Rate will generally be equal to or less than the previous Crediting Rate. An adjustment to a Crediting Rate may reduce a positive Crediting Rate to 0.00%. Crediting Rate adjustments are not applied retroactively.

Crediting Rate adjustments due to Subsequent Purchase Payments

If a Subsequent Purchase Payment is allocated into a General Escrow Tranche, we will calculate an adjusted Crediting Rate that will replace that Tranche’s current Crediting Rate. The adjusted Crediting Rate will be based on the (i) then current Crediting Rate and (ii) New Money Crediting Rate applicable to that Subsequent Purchase Payment. The New Money Crediting Rate is a rate that is declared weekly and applied based on the remaining General Escrow Tranche Duration. For example, if the Subsequent Purchase Payment is allocated to a General Escrow Tranche with fourteen months until its Expiry Date, the New Money Crediting Rate will be the rate for the 12-17 month standard duration (see, “Appendix A – Standard durations”). Each New Money Crediting Rate is determined by us in our sole discretion.

The adjusted Crediting Rate will be calculated by combining the amount of the previous applicable Purchase Payments multiplied by the current applicable Crediting Rate and the amount of the new applicable Subsequent Purchase Payment multiplied by the applicable New Money Crediting Rate, and dividing the total sum by the aggregate amount of all applicable Purchase Payments. We may declare an adjusted Crediting Rate that is higher than the adjusted Crediting Rate determined by this calculation.

The Crediting Rate adjustment for Subsequent Purchase Payments will generally be a one-way downward adjustment such that the adjusted Crediting Rate will not generally be greater than the current Crediting Rate. If the projected adjusted Crediting Rate is calculated to be greater than the current Crediting Rate, there will generally be no adjustment to the Crediting Rate. We may, however, declare an adjusted Crediting Rate that is higher than the current Crediting Rate. The adjusted Crediting Rate is effective upon receipt of a Subsequent Purchase Payment.

Crediting Rate adjustments due to a Claims Rate Adjustment

The Crediting Rate of each General Escrow Tranche may be adjusted in the event that the aggregate amount of General Escrow Claims since any previous Claims Rate Adjustment exceeds 20% of the total General Escrow Purchase Payments less General Escrow Claims through the last Claims Rate Adjustment (or since the Effective Date if there has been no prior Claims Rate Adjustment). The adjustment to each General Escrow Tranche Crediting Rate will be calculated by applying the Claims Rate Adjustment calculation to each General Escrow Claim that results in aggregate Claims exceeding the 20% threshold as of the date the Claim is processed. There is no Crediting Rate Adjustment due to a Claims Rate Adjustment for a Special Escrow Tranche.

For example, if the Contract is issued on an Initial Purchase Payment of $6,000,000 with $5,000,000 for a 18-month General Escrow and $1,000,000 for a Special Escrow and no adjustment or Claims have been made against the General Escrow portion of the Contract, the threshold for a Claims Rate Adjustment would be set at 20% of the $5,000,000 General Escrow Purchase Payment, setting the Claims Rate Adjustment threshold to $1,000,000. If a General Escrow Claim is submitted for $1,250,000, a Claims Rate Adjustment will apply and the General Escrow Crediting Rate would be adjusted.

For purposes of determining the new Claims Rate Adjustment threshold amount, the General Escrow Purchase Payment of $5,000,000 would be reduced by the General Escrow Claim amount of $1,250,000, providing a new General Escrow balance of $3,750,000. Therefore, the 20% threshold for subsequent General Escrow Claims is 20% of the $3,750,000 remaining General Escrow balance, equaling a new threshold amount of $750,000 for subsequent Claims Rate Adjustments.

The Claims Rate Adjustment is calculated by multiplying the difference of the dollar weighted average of the interest rates on two-year Treasury bonds on the date of each remaining General Escrow Purchase Payment and the interest rate on the two-year Treasury bond as of the date of the General Escrow Claim that triggers the Claims Rate Adjustment by the amount of the General Escrow Claim that triggers the Claims Rate Adjustment divided by the difference between the total amount of the remaining General Escrow Purchase Payments and the total General Escrow Claim amount.

For example, consider that the General Escrow portion of the Contract is issued for $5,000,000 with an Initial Crediting Rate of 1.00% and with six months remaining until the General Escrow Tranche’s Expiry Date, a General Escrow Claim is processed for $1,250,000. Assuming the value of a 2-Year Treasury Bond yield on the date the General Escrow Purchase Payment is made is 0.38% and the value on the date of the General Escrow Claim is 0.60%, the Claims Rate Adjustment inputs would be:

•	2-Year Treasury Bond yield on the date of Purchase Payment: 0.38%

•	2-Year Treasury Bond yield on the date of General Escrow Claim: 0.60%

•	General Escrow Claim amount: $1,250,000

•	Difference between the total amount of the General Escrow Purchase Payments and the total General Escrow Claim amount: $3,750,000

Accordingly, the Claims Rate Adjustment would be calculated as follows: ((0.0038 - 0.0060) * 1,250,000) / 3,750,000 = -0.0007 or -0.07%. In this example, the General Escrow Crediting Rate of 1.00% would be reduced to 0.93%.

If the Claims Rate Adjustment is equal to or greater than zero, there will be no change to the General Escrow Crediting Rate. In the event a Claims Rate Adjustment would reduce a positive General Escrow Crediting Rate below 0.00%, the General Escrow Crediting Rate will be floored at 0.00%. We may declare a General Escrow Crediting Rate that is higher than that determined by a Claims Rate Adjustment based on the facts and circumstances surrounding the Claims Rate Adjustment. For example, we may declare a higher General Escrow Crediting Rate if we believe that the General Escrow Crediting Rate determined by the Claims Rate Adjustment is not reflective of current market conditions or competitive with comparable market rates.

Crediting Rate adjustments due to a Pooled Rate Adjustment

We reserve the right to declare, in our sole discretion, a Pooled Rate Adjustment to counteract a loss in an asset we hold in the Separate Account due solely to default, downgrade, or sale to avoid default due to creditworthiness. We will not declare a Pooled Rate Adjustment due to a change in market value of a Separate Account asset that we determine is the result of a change in market conditions, such as a spike in interest rates.

If we declare a Pooled Rate Adjustment, each outstanding Contract generally receives a negative adjustment to each positive General Escrow Crediting Rate. We determine in our sole discretion the amount of any Pooled Rate Adjustment. The amount of a Pooled Rate Adjustment is based on the extent of the loss in the market value of an asset due to the types of circumstances described above.

A Pooled Rate Adjustment declared within 90 days of the Effective Date of the Contract will not apply to that Contract. A Pooled Rate Adjustment cannot be declared within 90 days of any other Pooled Rate Adjustment. In the event a Pooled Rate Adjustment would reduce a Crediting Rate below 0.00%, that Crediting Rate will be floored at 0.00%.

Crediting Rate adjustment due to an Extension of the Contract’s Maturity Date

Upon extending the Contract’s Maturity Date, each remaining General Escrow Crediting Rate will be adjusted to the lesser of the current Crediting Rate or the Short-Term Crediting Rate; however, we reserve the right to reduce any positive Crediting Rate thereafter to 0.00% at any time.

5. Charges and expenses

The Owner is not charged directly for any fees under the Contract. However, a negative Market Value Adjustment may apply if the Contract is voluntarily terminated early. See “Early termination and the Market Value Adjustment” earlier in this Prospectus. In some states, the negative Market Value Adjustment may be considered a fee under the Contract.

6. Distribution of the Contract

Equitable Distributors serves as the principal underwriter of the Contract. Equitable Distributors enters into selling agreements with registered broker-dealers to sell the Contract.

Equitable Distributors is an indirect wholly owned subsidiary of the Company and is under the common control of Equitable Holdings, Inc. Equitable Distributors principal business address is 1290 Avenue of the Americas, New York, NY 10104. Equitable Distributors is registered with the SEC as a broker-dealer and is a member of FINRA.

The Company pays to Equitable Distributors compensation based on the aggregate value of the Account Balances of the Contracts sold through Equitable Distributor’s selling broker-dealers. Equitable Distributors, in turn, pays all of the compensation it receives on the sale of the Contracts to the selling broker-dealers making the sales. A selling broker-dealer, not Equitable Distributors, determines the amount and type of compensation paid to the selling broker-dealer’s financial professional for the sale of the Contracts. Therefore, you should contact your financial professional for information about the compensation he or she receives and any related incentives, such as differential compensation paid for various products.

The Company also pays Equitable Distributors compensation to cover its operating expenses and marketing services pursuant to the terms of the Company’s distribution agreement with Equitable Distributors.

Equitable Distributors may pay, out of its assets, certain selling broker-dealers and other financial intermediaries additional compensation in recognition of services provided or expenses incurred. Equitable Distributors may also pay certain selling broker-dealers or other financial intermediaries additional compensation for enhanced marketing opportunities and other services (commonly referred to as ‘‘marketing allowances’’). Services for which such payments are made may include, but are not limited to, the preferred placement of our products on a company and/or product list; sales personnel training; product training; business reporting; technological support; due diligence and related costs; advertising, marketing and related services; conference; and/or other support services, including some that may benefit the contract owner. Payments may be based on the aggregate account value attributable to Contracts sold through a selling broker-dealer or such payments may be a fixed amount. Equitable Distributors may also make fixed payments to selling broker-dealers, for example in connection with the initiation of a new relationship or the introduction of a new product.

Additionally, as an incentive for the financial professionals of selling broker-dealers to promote the sale of our products, Equitable Distributors may increase the sales compensation paid to the selling broker-dealer for a period of time (commonly referred to as ‘‘compensation enhancements’’). These additional payments may serve as an incentive for selling broker-dealers to promote the sale of our contracts over contracts and other products issued by other companies. Not all selling broker-dealers receive additional payments, and the payments vary among selling broker-dealers.

The Company and its affiliates may also have other business relationships with selling broker-dealers, which may provide an incentive for the selling broker-dealers to promote the sale of the Company contracts over contracts and other products issued by other companies. For more information, ask your financial professional.

Although we take into account our distribution and other costs in establishing each Crediting Rate, none of the fees paid to broker-dealers are imposed as separate fees or charges under the Contract. We intend to recoup the amounts we pay for distribution and other services through returns we intend to make on our investment of the assets held in the Separate Account.

7. Tax information

This is a brief description of current federal income tax rules regarding the Contract which may be pertinent to the Parties. Federal income tax rules include the United States laws in the Internal Revenue Code, and Treasury Department Regulations and IRS interpretations of the Internal Revenue Code. These tax rules may change without notice. We cannot predict whether, when, or how these rules could change. Any change could affect the Contract if it was purchased before the change. Congress may also consider proposals in the future to comprehensively reform or overhaul the United States tax rules, which if enacted, could affect the tax treatment of the Contract. We cannot predict what, if any, legislation will actually be proposed or enacted based on these options. We do not provide detailed information on all tax aspects of the Contract. Moreover, the tax aspects that apply to a particular Contract may vary depending on the facts applicable to the Contract, the underlying acquisition or other transaction, and entities involved. We do not discuss state income and other state taxes, taxes other than income taxes, or the tax aspects of the underlying acquisition or other transaction. The Parties should consult their own tax and legal advisers before entering into the Contract or making any Purchase Payments, and should rely on the advice of those advisers and not this Prospectus.

We are not acting as an escrow agent and our obligations are expressly defined in the Contract.

We treat interest earned on Purchase Payments as taxable ordinary income. We treat the return of the principal amount of the Purchase Payments whether or not as part of a Claim, as a non-taxable return of capital.

If the Contract is voluntarily terminated prior to the Maturity Date, and a negative Market Value Adjustment is applied, a tax loss may be available.

The IRS may view the Contract as a debt instrument subject to the original issue discount or “OID” rules of Sections 1271 through 1275 of the Internal Revenue Code and pertinent Treasury Regulations. In this context the IRS could recharacterize the amount of, and the timing of inclusion in income of, the interest. The Parties should discuss with their tax and legal advisors the potential applicability of these rules.

Status documentation requirements under tax withholding and information reporting rules

The rules governing tax withholding and information reporting are extraordinarily complex and their effect varies considerably by type of income, type of payor, type of payee and type of beneficial owner.

The Company (including for this purpose its affiliates and designees) is required to obtain from payees appropriate documentation of status for tax purposes before making payment of specified U.S.-source income. Tax status documentation is required in order to determine correct information reporting and to avoid punitive tax withholding. For example, interest income may not be required to be reported if the recipient documents that it is a corporation exempt from information reporting. Interest income is required to be reported on Form 1099 if the U.S. recipient is an individual or an entity which is not a corporation. The Owner may be a nominee for information reporting purposes in certain circumstances. Punitive tax withholding may be 28% “backup withholding” in the case of presumed U.S. status of an undocumented recipient or 30% “Foreign Account Tax Compliance Act” or “FATCA withholding” in the case of presumed foreign status of an undocumented recipient. The FATCA rules are directed at foreign entities, but presume that various U.S. entities are “foreign” unless the U.S. entity has documented its U.S. status by providing IRS Form W-9. Although the Contract may be issued to the Owner, the Interested Party has rights under the Contract. For this reason the Company intends to require appropriate status documentation from all necessary Parties at purchase. Because a previously-provided Form W-9 may not be relied upon if there is a “change in circumstances,” as described in applicable federal income tax rules, any Party which or who undergoes a change in circumstances must provide a new IRS Form W-9. If a Party is an entity located in a U.S. territory, such an entity may be viewed as “foreign” and must provide status documentation on the appropriate Form W-8. An individual Interested Party who is a U.S. citizen living in a U.S. territory may provide Form W-9 in specified circumstances.

8. More information

The Company

We are Equitable Financial Life Insurance Company, a New York stock life insurance corporation. We have been doing business since 1859. The Company is an indirect wholly owned subsidiary of Equitable Holdings, Inc. No other company has any legal responsibility to pay amounts that the Company owes under the contracts. The Company is solely responsible for paying all amounts owed to you under your contract.

We are licensed to sell life insurance and annuities in all fifty states, the District of Columbia, Puerto Rico and U.S. Virgin Islands. Our home office is located at 1290 Avenue of the Americas, New York, NY 10104.

Notifications

We will provide notice electronically as agreed to among us and appropriate Parties regarding the occurrence of certain events. The types of events for which notification will be given include, but are not limited to, the following:

•	Processing of a Claim;

•	Receipt of a Subsequent Purchase Payment;

•	Change to a Crediting Rate due to a Subsequent Purchase Payment, Claims Rate Adjustment, Pooled Rate Adjustment or Extended Maturity Date; or

•	Termination of the Contract.

Other restrictions

Neither the Contract, nor any right, title or interest in or to the Contract, may be sold, transferred, anticipated, assigned, hypothecated or alienated in any manner whatsoever by the Parties unless we and the Parties have consented in writing to the proposed sale, transfer, anticipation, assignment, hypothecation or alienation.

The Parties do not have direct access to the Separate Account. In addition, the Parties are not allowed to make voluntary withdrawals against the Account Balance, except that amounts may be withdrawn for approved Claims.

9. Incorporation of certain documents by reference

Our Annual Report on Form 10-K for the period ended December 31, 2022 (the “Annual Report) is considered to be part of this Prospectus because they are incorporated by reference.

We file reports and other information with the SEC, as required by law. This information is available at the SEC’s public reference facilities at Room 1580, 100 F Street, NE, Washington, DC 20549, or by accessing the SEC’s website at www.sec.gov. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

After the date of this Prospectus and before we terminate the offering of the securities under the registration statement, all documents or reports we file with the SEC under the Exchange Act, will be considered to become part of this Prospectus because they are incorporated by reference.

Any statement contained in a document that is or becomes part of this Prospectus will be considered changed or replaced for purposes of this Prospectus if a statement contained in this Prospectus changes or is replaced. Any statement that is considered to be a part of this Prospectus because of its incorporation will be considered changed or replaced for the purpose of this Prospectus if a statement contained in any other subsequently filed document that is considered to be part of this Prospectus changes or replaces that statement. After that, only the statement that is changed or replaced will be considered to be part of this Prospectus.

We file our Exchange Act documents and reports, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, electronically according to EDGAR. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

Upon written or oral request, we will provide, free of charge, to each person to whom this Prospectus is delivered, a copy of any or all of the documents considered to be part of this Prospectus because they are incorporated herein. In accordance with SEC rules, we will provide copies of any exhibits specifically incorporated by reference into the text of the Exchange Act reports (but not any other exhibits). Requests for documents should be directed to:

Equitable Financial Life Insurance Company

1290 Avenue of the Americas

New York, NY 10104

Attention: Corporate Secretary (telephone: (212) 554-1234)

You can access our website at www.equitable.com.

Independent Registered Public Accounting Firm

The consolidated financial statements and financial statement schedules of Equitable Financial Life Insurance Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PricewaterhouseCoopers LLP provides independent audit services and certain other non-audit services to Equitable Financial Life Insurance Company as permitted by the applicable SEC independence rules, and as disclosed in Equitable Financial Life Insurance Company’s Form 10-K. PricewaterhouseCoopers LLP’s address is 300 Madison Avenue, New York, New York 10017.

Appendix A – Standard durations

The standard maturity points for which we declare weekly crediting rates are: short-term (less than 9 months); 9 months; 12 months; 18 months; 24 months. The standard maturity points determine the standard durations. The Crediting Rate for each General Escrow Tranche will correspond to the applicable standard duration listed below.

Standard Duration*	Crediting Rate**
0-8 months	The declared weekly crediting rate based on the short-term maturity point.
9-11 months	The declared weekly crediting rate based on the 9-month maturity point.
12-17 months	The declared weekly crediting rate based on the 12-month maturity point.
18-23 months	The declared weekly crediting rate based on the 18-month maturity point.
24 months or longer	The declared weekly crediting rate based on the 24-month maturity point.

*	When determining the applicable New Money Crediting Rate for Subsequent Purchase Payments, this is the amount of time remaining until the applicable General Escrow Tranche’s Expiry Date.
**

For Subsequent Purchase Payments, this is the declared weekly new money crediting rate for the applicable standard duration. The new money crediting rate may be different than the crediting rate for the same standard duration.

A-1

Appendix B – Market Value Adjustment

If we grant a Written Request to terminate the Contract early, the remaining Account Balance, including the principal amount of any General Escrow Purchase Payments, may be reduced due to a negative Market Value Adjustment.

The Market Value Adjustment is equal to the sum of the greater of: (a) zero; or (b) the product of (1), (2) and (3), for each General Escrow Tranche, where:

(1)

is the treasury rate change, which is equal to (i) the interest rate of a two-year Treasury bond on the date of the early termination minus (ii) the dollar-weighted average of the interest rates of two-year Treasury bonds as of the date of each Purchase Payment;

(2)	is a fraction equal to the number of calendar days after the date of the early termination through the Expiry Date of the applicable General Escrow Tranche, divided by 365; and

(3)	is the total amount of the Purchase Payments allocated to the applicable General Escrow Tranche, minus total Claims from that General Escrow Tranche, as of the date of the early termination.

The interest rate on a two-year Treasury bond is determined by using the applicable rate of interest (on an annual effective yield basis) specified in the United States Treasury Department’s Constant Maturity Series for the date of calculation. The Contract provides that, to the extent the data required for the calculation of the Market Value Adjustment is not available, the Company will make reasonable estimates based on historical data. The Market Value Adjustment is not based on the actual market value of the assets supporting the liabilities of the Separate Account.

The hypothetical example below shows how the Market Value Adjustment would be determined and applied to an early termination of the Contract.

Consider that a Contract is issued for $5,000,000 with (i) an Initial General Escrow Crediting Rate of 1.00%, (ii) a 12-month General Escrow duration starting on January 1st and (iii) a December 31st Contract Maturity Date. Consider further that on June 1st, we grant a Written Request to voluntarily terminate the Contract early. Assuming that the value of a 2-Year Treasury bond yield on the date the only Purchase Payment is made is 0.38% and that the value of the 2-Year Treasury bond yield on the date of the early termination of the Contract is 0.60%, the Market Value Adjustment inputs would be:

Total amount of Purchase Payments	$5,000,000.00
Interest Accrued	$20,821.92
Total amount of Claims	$0
2-Year Treasury bond on the date of the only Purchase Payment:	0.38%
2-Year Treasury bond on the date of the early termination:	0.60%
Calendar days after date of early termination through Contract Maturity Date (6/2-12/31)	213 calendar days

Accordingly, the Market Value Adjustment would be calculated as the greater of zero or the product of: (0.0060-0.0038) x (213/365) x (5,000,000-0) = $6,419.18. In this example, the Market Value Adjustment would result in a remaining Account Balance of $5,014,402.74 that would be distributed in accordance with Written Instructions. The Company would retain $6,419.18 ($5,020,821.92 - $5,014,402.74) in light of the Market Value Adjustment.

B-1

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

ITEM OF EXPENSE	ESTIMATED EXPENSE
Registration fees	$0
Federal taxes	N/A
State taxes and fees (based on 50 state average)	N/A
Trustees’ fees	N/A
Transfer agents’ fees	N/A
Printing and filing fees	$50,000	*
Legal fees	N/A
Accounting fees	N/A
Audit fees	$20,000	*
Engineering fees	N/A
Directors and officers insurance premium paid by Registrant	N/A

*	Estimated expense.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The by-laws of Equitable Financial Life Insurance Company (“ Equitable Financial”) provide, in Article VII, as follows:

7.4	Indemnification of Directors, Officers and Employees. (a) To the extent permitted by the law of the State of New York and subject to all applicable requirements thereof:

(i)

any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that he or she, or his or her testator or intestate, is or was a director, officer or employee of the Company shall be indemnified by the Company;

(ii)

any person made or threatened to be made a party to any action or proceeding, whether civil or criminal, by reason of the fact that he or she, or his or her testator or intestate serves or served any other organization in any capacity at the request of the Company may be indemnified by the Company; and

(iii)	the related expenses of any such person in any of said categories may be advanced by the Company.

(b) To the extent permitted by the law of the State of New York, the Company may provide for further indemnification or advancement of expenses by resolution of shareholders of the Company or the Board of Directors, by amendment of these By-Laws, or by agreement. {Business Corporation Law ss.ss. 721-726; Insurance Law ss.1216}

The directors and officers of the Company are insured under policies issued by X. L. Insurance Company, Arch Insurance Company, Endurance Specialty Insurance Company, U.S. Specialty Insurance, ACE, Chubb Insurance Company, AXIS Insurance Company, Zurich Insurance Company, AWAC (Allied World Assurance Company, Ltd.), Aspen Bermuda XS, CNA, AIG, One Beacon, Nationwide, Berkley, Berkshire, SOMPO, Chubb, Markel and ARGO RE Ltd. The annual limit on such policies is $300 million, and the policies insure the officers and directors against certain liabilities arising out of their conduct in such capacities.

ITEM 16.	EXHIBITS

Exhibits No.

(1)	(a)

Distribution Agreement, dated as of January 1, 1998 by and between The Equitable Life Assurance Society of the United States for itself and as depositor on behalf of the Equitable Life separate accounts and Equitable Distributors, Inc., incorporated herein by reference to the Registration Statement filed on Form N-4 (File No. 333-64749) filed on August 5, 2011.

(i)

First Amendment dated as of January 1, 2001 to the Distribution Agreement dated as of January 1, 1998 between The Equitable Life Assurance Society of the United States for itself and as depositor on behalf of the Equitable Life separate accounts and Equitable Distributors, Inc., incorporated herein by reference to the Registration Statement filed on Form N-4 (File No. 333-127445) filed on August 11, 2005.

(ii)

Second Amendment dated as of January 1, 2012 to the Distribution Agreement dated as of January 1, 1998 between AXA Equitable Life Insurance Company and AXA Distributors LLC incorporated herein by reference to the Registration Statement filed on Form N-4 (File No. 333-05593) filed on April 24, 2012.

(iii)

Third Amendment dated November 1, 2014 to the Distribution Agreement dated as of January 1, 1998 between AXA Equitable Life Insurance Company and AXA Distributors LLC, incorporated herein by reference to Pre-Effective Amendment No. 2 to Form S-3 (File No. 333-197931) filed on December 16, 2014.

(iv)

Fourth Amendment dated as of August 1, 2015 to the Distribution Agreement dated as of January 1, 1998 between AXA Equitable Life Insurance Company and AXA Distributors, LLC, incorporated herein by reference to Registration Statement on Form S-3 (File No. 333-229589) on April 16, 2019.

(b)	Form of Broker-Dealer and General Agent Sales Agreement incorporated herein by reference to Pre-Effective Amendment No. 4 to Form S-3 File No. 333-197931 filed on December 24, 2014.

(2)	Not applicable.

(4) (a)	Form of Funding Agreement (FA-MA2016) incorporated herein by reference to Pre-Effective Amendment No. 1 to Form S-3 File No. 333-214140 filed on January 12, 2017.

(b)	Form of Funding Agreement Specification Application Term Sheet (APP-MA2016) incorporated herein by reference to Pre-Effective Amendment No. 1 to Form S-3 File No. 333-214140 filed on January 12, 2017.

(5)	Opinion and Consent of Counsel filed herewith.

(8)	Not applicable.

(12)	Not applicable.

(15)	Not applicable.

(23)	Consent of PricewaterhouseCoopers LLP, filed herewith.

(24)	Powers of Attorney filed herewith.

(25)	Not applicable.

(26)	Not applicable.

(EX-107)	Filing Fees Table, filed herewith.

ITEM 17.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and State of New York, on this 19th day of April, 2023

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY
(Depositor)

By:	/s/ Shane Daly
Shane Daly
Vice President and Associate General Counsel

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

PRINCIPAL EXECUTIVE OFFICER:

*Mark Pearson	Chief Executive Officer and Director

PRINCIPAL FINANCIAL OFFICER:

*Robin Raju	Chief Financial Officer

PRINCIPAL ACCOUNTING OFFICER:

*William Eckert	Chief Accounting Officer

*DIRECTORS:

Mark Pearson Francis Hondal Daniel G. Kaye Kristi Matus	Bertram Scott George Stansfield Charles G.T. Stonehill	Joan Lamm-Tennant Arlene Isaacs-Lowe Craig MacKay

*By:	/s/ Shane Daly
Shane Daly
Attorney-in-Fact

April 19, 2023